Pricing Sheet Relating to Preliminary Terms No. 167
Registration Statement No. 333-131266
Dated December 26, 2006
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

January 2007

8% SPARQS®
Mandatorily Exchangeable for Common Stock of Noble Energy, Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

FINAL TERMS – January 24, 2007
Issued by:		Morgan Stanley
Issue price:		$12.8525 per SPARQS (see “Commissions and issue price” below)
Stated principal amount:		$12.8525 per SPARQS
Aggregate principal amount:		$15,032,284
Pricing date:		January 24, 2007
Settlement date:		January 31, 2007
Maturity date:		February 20, 2008
Underlying stock:		Noble Energy, Inc. common stock (“NBL stock”)
Coupon:		8% per annum, payable quarterly beginning May 20, 2007
Exchange at maturity:		At maturity, unless previously called by the issuer, each SPARQS will be exchanged into NBL stock at the exchange ratio
Exchange ratio:		The initial exchange ratio will be 0.25 shares of NBL Stock per SPARQS, subject to adjustment for corporate events.
Issuer call right:		Beginning on August 20, 2007, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.
Yield to call:		17% per annum on the stated principal amount
First call date:		August 20, 2007
Final call date:		February 10, 2008
CUSIP		61750V824
Listing		The SPARQS have been approved for listing on the AMEX subject to official notice of issuance. The AMEX listing symbol for the SPARQS is “NEH.” It is not possible to predict whether any secondary market for the SPARQS will develop.
Agent		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per SPARQS	$12.8525	$0.2089	$12.6436
	Total	$15,032,284	$244,329.44	$14,787,954.56

(1)	Plus accrued interest, if any, from the original issue date.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Terms No. 167 dated December 26, 2006
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006